Exhibit 10.7

Management Services Agreement

Made and executed on the 12th day of January, 2022

Between:	ViewBix Ltd. Company Reg. No. 513801464 Of 14 Arye Shenkar St., Herzliya (Hereinafter: the “Company”) The first party;
And between:	Yoram Baumann ID. No. 051886224 Of 36 HaMazbiim St., Tzahala, Tel Aviv (Hereinafter: “Yoram” or the “Chairman”) The second party;

Whereas:	The Company desires to receive from Yoram services as Chairman of the Board;

And whereas:	Yoram declares that he provides such services as said and that he possesses the competence, knowledge, expertise, and experience that are required for the purpose of providing the services in accordance with this Agreement;

And whereas:	The parties agreed that Yoram will provide the services to the Company, and all as stated in this Agreement;

Therefore, it is Declared, Stipulated and Agreed between the Parties as Follows:

1.	Preamble

1.1.	The preamble to this Agreement and Appendixes thereof constitute an integral part hereof. In the event of discrepancy between the said in the body of the Agreement and Appendixes thereof – the said in the body of the Agreement shall take precedence.

1.2.	The headings of the sections will serve for the purpose of orientation and convenience only and will not serve for the purpose of interpreting the Agreement.

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2.	The services

2.1.	Yoram shall provide to the Company chairman services and, in this regard, shall act as the Chairman of the Board of the parent company – ViewBix Inc., a company traded in the OTCQB Venture Market in the United States (hereinafter: “ViewBix”) and of the subsidiary of ViewBix Inc., GIX MEDIA Ltd. (hereinafter: the “Services”). The Company and the aforesaid companies shall be referred in this Agreement jointly: the “ViewBix Group.”

2.2.	For the avoidance of doubt, it is clarified that Yoram shall be entitled to engage in additional occupations, as long as such occupations do not give rise to a conflict of interests with the Services contemplated in this Agreement.

3.	Declarations and undertakings of the Chairman

The Chairman hereby declares, confirms, and warrants as follows:

3.1.	The Chairman is not precluded under any law and/or agreement from engaging in this Agreement and performing his entire obligations in accordance with this Agreement and any other of his obligations is not in contradiction to his obligations by virtue of this Agreement;

3.2.	The Chairman possesses the experience, knowledge and competence that are required for the purpose of providing the Services to the Company;

3.3.	The Chairman shall dedicate his knowledge, experience, and skills for the purpose of providing the Services, shall provide the Services as said in a dedicated and loyal manner, and shall avoid any act or omission that might harm the Company and/or its reputation and/or harm the Company in any manner;

3.4.	The Chairman shall avoid any action that constitutes or that might give rise to a conflict of interests with the Company and its actions and shall notify the Company without delay regarding any matter or issue in respect of which the Chairman has personal interest and/or that might give rise to a conflict of interests with the performance of the Services for the Company.

3.5.	The Chairman shall observe the entire provisions set forth in the law in connection with the performance of the Services by the Chairman for the Company.

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4.	Term of Agreement

4.1.	This Agreement is made for an unlimited period of time, commencing on June 13, 2022 and shall expire in accordance with the provisions set forth hereunder (hereinafter: the “Term of Agreement”).

4.2.	Each of the parties to this Agreement shall be entitled to terminate this Agreement at any time and for any reason, by delivery of a 30 days’ prior notice to the other party (hereinafter respectively: the “Advance Notice” and the “Advance Notice Period”).

4.3.	If a party delivered Advance Notice to the other party as said, the Term of Agreement shall expire on the expiration date of the Advance Notice Period and none of the parties shall be obligated to pay any compensation or payment to the other party as a result of the termination of the Agreement.

4.4.	During the Advance Notice Period the Chairman shall continue to provide the Services to the Company; nevertheless, the Company shall be entitled, at its sole discretion, to waive the actual Services of the Chairman during the Advance Notice Period, in whole or in part, provided that the Company pays to the Chairman the entire consideration due to the Chairman in respect of the Advance Notice Period.

4.5.	Notwithstanding the aforesaid, the Company shall be entitled to terminate this Agreement at any time forthwith and without delivery of Advance Notice upon the existence of one of the following –

(1)	The Chairman committed a fundamental breach of this Agreement including, but not limited to, his undertaking of confidentiality and/or non-competition and/or non-solicitation;

(2)	The Chairman breached his fiduciary duties towards the Company;

(3)	The Chairman is unable, for any reason, to provide the Services to the Company;

(4)	Circumstances arose that, if the Chairman had been an employee of the Company, such circumstances would have denied from the Chairman his entitlement to severance pay in accordance with the law.

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5.	Consideration

5.1.	In return for the performance of the Services for the Company in accordance with this Agreement until November 30, 2022 the Chairman received monthly consideration in the amount of ILS 50,000 (in addition to statutory VAT), and as of December 1, 2022 the Chairman shall be entitled to monthly payment in the amount of ILS 65,000 in addition to statutory VAT (hereinafter: the “Consideration”). It is clarified that half of the Consideration amount shall be paid to the Chairman by the Company and the other half of the Consideration shall be paid to the Chairman of GIX Media Ltd.

Notwithstanding the aforesaid, it is clarified that the Board of Directors of the Company shall be entitled to decide, at its discretion and based on the cash flow of the Company, that an amount of ILS 15,000 out of the Consideration amount shall not be paid regularly to the Chairman, and its payment shall be deferred to a later date.

5.2.	The Consideration shall be paid to the Chairman once in each calendric month, until the 31st of the month, for the Services that the Chairman provided for the previous month, provided that the Chairman provides to the Company an invoice as required until the first date of that month. A delay of up to 3 days in the payment of the Consideration shall not constitute breach of the Agreement and shall not entitle Yoram to any relief.

5.3.	The Chairman shall provide to the Company, in 14 days as of the signing date of this Agreement, a valid certificate regarding keeping books of account and a certificate regarding withholding of tax at source or exemption from withholding of tax at source.

5.4.	If the Chairman delivers written notice to the Company stating that he does not hold an active file in the tax authorities as a licensed dealer, in lieu of the arrangement laid down in section 5.2 above regarding the issuance of invoices to the Company, the Chairman shall not issue an invoice to the Company however the Company shall withhold from the Consideration amount tax at source in accordance with the provisions of the law, or according to the confirmation from the Assessing Officer regarding the tax rate that is deductible at source and that the Chairman shall provide to the Company shortly after the signing date of this Agreement.

5.5.	The Chairman shall be entitled to reimbursement of expenses that the Chairman paid within the framework of the performance of the Services against receipts, in accordance with the procedures of the Company.

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5.6.	The Consideration is the full, final, and absolute consideration for the performance of the Services to the Company and for the performance of the entire undertakings of the Chairman in accordance with this Agreement.

5.7.	Annual bonus for meeting targets

5.7.1.	Subject to the compensation policy of the GIX Group and subject to the approval of the relevant organs, the Chairman shall be entitled to an annual bonus contingent on targets for an amount that shall not exceed the amount of the Consideration multiplied by six for each year, according to the following information:

Target	Bonus amount
Financial target Adjusted EBITDA[1]	For each increase with relation to the Adjusted EBITDA* in the year that preceded it according to the audited financial statements of the Company, when the first year of eligibility for the purpose of receiving the bonus is 2023 (with relation to the year 2022), the Chairman shall be entitled to payment at a rate of 5% of the total increase, that shall be paid in cash or by the issue of the ViewBix shares, as decided by the Manager at his discretion.

Equity funding round or debt raising not from a banking system, for an amount exceeding 5 million dollars.

(To the extent that there is more than one equity funding round or one debt raising a year, the calculation shall be aggregate).

USD 50,000, paid in cash or by the issue of ViewBix shares.
Sale of an existing company in the ViewBix Group	If the transaction for the sale of the Company was for an adjusted shekel price exceeding its acquisition price, the Chairman shall be entitled to compensation for an amount constituting 5% of the amount of the difference between the acquisition and the sale of the Company, that shall be paid to the Chairman in cash.

5.7.2.	Refund – the Manager shall refund the Company the amount of the annual bonus or a part thereof in the event it transpires in the future that the calculation of the bonus was made based on incorrect data that were represented in the financial statements of the Company over a period of three consecutive financial statements after the payment date of the annual bonus as said. The aforesaid shall be in accordance with and subject to the sections regarding return of variable compensation in the event of an error set out in the compensation plans of the Company.

5.7.3.	It is clarified that the Board of Directors of the Company shall be entitled to decide at its discretion and based on the cash flow of the Company that the payment of the bonus for meeting targets, to the extent that the Chairman is entitled to such bonus, shall be deferred to a later date.

1 Adjusted EBITDA is calculated as the EBITDA indicator with neutralization of expenses/other operating income (such as reorganization, merger expenses etc.) and options to employees. The indicator allows comparison of operational performance levels between different periods with neutralization of one-time influences of extraordinary expenses/income.

In the event of mergers and acquisitions that were performed during the eligibility year that is measured for the purpose of calculating eligibility to a bonus for a financial target – the calculation shall be made with neutralization of the Adjusted EBITDA of the acquired/merged company, while in the year subsequent to the year in which the acquisition/merger was performed – the calculation shall be made based on a pro forma report including full consolidation of the Adjusted EBITDA of the acquired/merging company.

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6.	Insurance and indemnity of officers

Yoram shall be added to the existing directors’ and officers’ liability insurance in the Company in accordance with the terms set forth in the policy that is in effect at the time, and shall receive from the Company an undertaking of indemnity similar to the other officers in the Company in accordance with the terms of the compensation policy of the Company and subject to the approval of the relevant organs of the Company.

7.	No employer-employee relationship

7.1.	After taking into account all relevant considerations and after receiving proper advice for the purpose of this matter, Yoram requested to perform his entire obligations towards the Company in accordance with this Agreement in the form set out in this Agreement, i.e., as an independent contractor and not as an employee, and therefore the relationship between Yoram and the Company shall be the relationship between a client – independent contractor and it is agreed expressly that no employer-employee relationship shall be maintained between Yoram and the Company and Yoram shall not be deemed as an employee of the Company for all intents and purposes and this Agreement or any provision hereof shall not give rise to employer-employee relationship between Yoram and the Company.

7.2.	Without prejudice to the foregoing and the provisions set forth hereunder, Yoram shall indemnify and compensate the Company for any amount that the Company shall be obligated to pay to Yoram and/or to third parties for Yoram in consequence of a determination regarding the existence of employer-employee relationship between the parties, including payments to the National Insurance Institute and/or to the income tax authorities and/or any other expense associated therewith.

7.3.	In addition, it is clear and agreed between the parties that the Consideration that was agreed between the Company and Yoram was calculated based on the assumption that the said Consideration shall constitute the full, total, and absolute cost that the Company shall incur in anything related to the performance of the Services.

7.4.	Therefore, if the Labor Court or any other competent authority decide, whether by way of an application made by Yoram and whether following an application or an initiative of any other third party, that despite the agreements that were reached between the Company and Yoram, employer-employee relationship was maintained between Yoram and the Company, the following provisions shall apply:

(1)	The monthly salary that Yoram would have been entitled to if Yoram had been employed as an employee of the Company and according to which all the social-benefit payments that were due to Yoram as an employee in accordance with the decision of the court or the competent authority, would total an amount equal to 70% of the Consideration (excluding VAT) for the period in respect of which it is stated that employer-employee relationship was maintained between the parties, and that Yoram received during the Term of Agreement in respect of which it is stated to employer-employee relationship was maintained between the parties (hereinafter: the “Determining Salary”).

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(2)	Yoram shall be obligated to pay to the Company, in 14 days as of the date of the decision that employer-employee relationship was maintained between Yoram and the Company as said, the entire excess payments that the Company paid to Yoram in addition to the Determining Salary, as hereinabove defined, i.e., the difference between the Consideration that was actually paid in accordance with this Agreement during the period in respect of which it was concluded retroactively that employer-employee relationship was maintained between the parties, and the Determining Salary during this period (hereinafter: the “Excess Payment”); and all with the addition of linkage differentials to the consumer price index and interest in arrears, as of the date Yoram received any Excess Payment and until the date the payment is actually returned to the Company.

(3)	In addition to the said, Yoram shall compensate and indemnify the Company for any expense the Company shall incur in connection with the maintenance of employer-employee relationship as stated above, including trial costs and attorney fees, and in respect of any liability of any kind that will be imposed on the Company in connection therewith, including payments to the tax authorities, National Insurance Institute etc. immediately after receiving the first demand of the Company to that effect.

The Company shall be entitled to offset from any Consideration Yoram shall be entitled to in accordance with this Agreement and/or pursuant to the decision of the judicial authority any Excess Payment the Company shall be entitled to in accordance with the provisions set forth above or the trial costs, attorney fees, payments to authorities etc.

(4)	These undertakings of Yoram shall continue to apply even after expiration of the Term of Agreement and shall apply also to Yoram’s survivors and/or substitutes and/or anyone acting on his behalf.

(5)	The aforesaid constitutes settlement and notice of discharge with regard to severance pay in accordance with the provisions of section 29 of the Severance Pay Law 5723-1963 if and to the extent that it is ruled that Yoram is entitled to severance pay.

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8.	Confidentiality

Yoram hereby declares and warrants that during the Term of Agreement and even after the expiration thereof, for any reason, and for an unlimited period of time, as follows –

8.1.	He shall keep in strict confidence any information of the Company and its business that reached and/or that will reach his possession and/or knowledge, whether directly and/or indirectly, in consequence of or in the course of the Term of Agreement and shall use the confidential information solely for the purpose of performing the Services to the Company and solely for the benefit of the Company.

8.2.	He shall not disclose, deliver, communicate, or sell, whether or not for consideration, the confidential information to any third party, whether directly or indirectly.

8.3.	He shall keep the confidential information in strict confidence, shall not copy, duplicate, or reproduce the confidential information and shall not publish the confidential information however only after obtaining the prior and written approval of the Company.

8.4.	He shall apply all precautions and all other necessary measures that are required and/or that will be required for the purpose of protecting the confidential information and preventing the delivery of the confidential information and/or ensuring that the confidential information will not reach any third party.

8.5.	He shall return to the Company, immediately after receiving its first demand, or on the expiration date of this Agreement, any confidential information and/or a copy of any document constituting part of the confidential information and/or materials containing the confidential information that were provided to him and/or that reached his possession in any manner.

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8.6.	He shall perform anything required from him by the Company for the purpose of protecting or safeguarding the rights of the Company and shall sign any document that is required in connection therewith.

8.7.	He undertakes to be held liable and/or indemnify and compensate the Company for any kind of damage caused in consequence of his failure to proof the said undertakings. For the avoidance of doubt, it is hereby clarified that the aforesaid shall be without prejudice to any remedy or relief that the Company and/or anyone acting on its behalf may seek in accordance with the provisions set forth in any law as a result of failure to perform these undertakings.

“Confidential Information” for the purpose of this section – any information of any kind of or in connection with the Company or of or in connection with the shareholders, related corporations, sister companies, subsidiaries etc. including, and without prejudice to the generality of the aforesaid, technical, business, economic, accounting, commercial and professional information, trade secrets (including according to their definition in accordance with the law), business plans, projects, marketing and sale processes and strategies, work methods, specifications, procedures, customers’ lists, information regarding agents, contact information with customers, suppliers and agents, information regarding manpower and payroll data, agreements, business activities, applications, descriptions, software products, financial data, technologies, patents, plans, work methods and operation methods, equipment, products, prices, any terms of payment, pricing, profit margins, systems, developments, inventions, enhancements, and all whether verbal or written, and whether on any media, except for information that is in the public domain and all provided the said information did not become part of the public domain in consequence of the breach of the undertaking of confidentiality made by the Chairman.

9.	Non-competition/non-solicitation

9.1.	Yoram declares that he is aware that in the course of the performance of the Services for the Company he will be exposed to Confidential Information and to the trade secrets of the Company whose disclosure to third parties and/or their use not as part of the performance of the Services might cause extensive damage to the Company and therefore Yoram undertakes that, as long as he provides Services to the Company, and for a period of 12 months as of the date Yoram ceased to provide Services to the Company in accordance with this Agreement (hereinafter: the “Non-Compete Period”) Yoram shall act and observe all of the following provisions:

9.1.1.	Yoram shall not compete with the Company, whether by himself and whether by others on his behalf, whether directly or indirectly, including as a partner, shareholder or in any other relation to a corporation that is in competition with the Company (except for an investment of up to 5% in a public company, without a right to appoint a director).

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9.1.2.	Yoram shall not engage, whether directly and/or indirectly, whether by himself or with others, with customers of the Company; and shall not solicit any of the customers of the Company to terminate his relations with the Company and/or reduce such relations and/or change their scope;

9.1.3.	Yoram shall not provide Services and/or will not be employed, whether directly or indirectly, including, and without derogating from the aforesaid, as a partner and/or shareholder and/or as a service provider and/or in any other relation in the customers of the Company;

9.1.4.	Yoram will not approach, contact, or solicit, whether directly or indirectly, whether in person and/or by others, whether or not for consideration, any of the employees of the Company and/or its freelance contractors to terminate their work for the Company.

9.2.	Yoram agreed to accept the aforesaid undertakings in light of the fact that the Consideration paid to Yoram in accordance with this Agreement took into account his undertakings as stated above.

9.3.	For the avoidance of doubt, it is clarified that the aforesaid shall be without prejudice to any right or any other relief the Company may seek in respect of damage caused to the Company as a result of breach by Yoram of his undertakings as said.

10.	Reputation, intellectual property rights

Yoram declares and warrants that during the entire Term of Agreement and after expiration thereof, for any reason, and for an unlimited period of time –

10.1.	The entire intellectual property rights that were created in consequence of or within the framework of or in the course of the performance of the Services are the exclusive property and possession of the Company and the Company shall be entitled to treat them at its absolute and sole discretion.

“Intellectual property rights” for the purpose of this section – any work, copyright, patent, invention, addition to an invention, improvement, enhancement, design, idea, innovation, model, trademark, development, process or design and any other intellectual property right and connections, reputation, if and to the extent created, in consequence of and in the course of the performance of the Services to the Company, whether or not any law applies thereto.

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10.2.	If and to the extent that the supplier has any rights in the intellectual property rights, the supplier hereby waives without claims and irrevocably the entire rights of any kind, whether present or future, of any kind and in any form and medium, and the supplier transfers the said rights in an exclusive, full, absolute, irrevocable, and unqualified manner to the Company. Without prejudice to the foregoing, it is clarified that Yoram shall not be entitled to any payment in connection with the intellectual property rights and the transfer of the rights therein to the Company as stated above including, but not limited to, royalties and/or any other payment.

10.3.	The Company shall be solely entitled to protect the entire copyright and/or any intellectual property rights of any kind and/or any other rights stemming from the performance of the Services and/or that are related to the performance of the Services by registering the said rights in accordance with the law – if such rights can be registered – or in any other manner, and make any use or take advantage of such rights as said, in such manner and under conditions that the Company will see fit, at its sole discretion.

10.4.	Yoram does not and will not have any claims and/or demands and/or suits of any kind against the Company in connection with any of the rights as stated in sub-section 10.1 above and/or copyright and/or performers’ rights and/or any other intellectual property rights of any kind stemming from the performance of the Services and/or that are related to the performance of the Services.

10.5.	Yoram waives any claim he has or may have in connection with any of the deliverables in connection with the said in sub-section 10.1 above in anything related to the manner, duration, quantity, place, and form of use thereof and/or in any part thereof, including by its alteration and/or its integration with other elements and/or deliverables and/or works.

10.6.	In any event in which Yoram’s signature on documents that are required for the purpose of granting force and confirming that the intellectual property rights as stated in sub-section 10.1 above are the property of the Company, Yoram will sign all documents as required, immediately and without delay, and following the demand of the Company, and shall perform any action required from him for the purpose of granting full force to the said actions.

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11.	Miscellaneous

11.1.	This Agreement including Appendixes thereof expresses the full and entire agreement between the parties hereto with respect to the subject matter hereof and, unless otherwise stated in this Agreement, this Agreement replaces and revokes any prior representation, agreement, negotiations, practice, memorandum of understanding, offers, minutes of meeting, letters of intent and/or undertaking, whether verbal or written, that existed or that were exchanged with respect to the said matters between the parties prior to the signing hereof.

11.2.	Consent by the Company to deviate from any of the provisions set forth in this Agreement in particular circumstances or in a series of instances shall not give rise to a precedent and no similar conclusions shall be drawn with respect to any other future instances. Any modification of this Agreement shall be null and void unless executed in writing and signed by all parties to this Agreement.

11.3.	Avoidance by the Company to exercise a right granted to the Company in accordance with this Agreement is not and shall not be construed in any manner as waiver of the said right.

11.4.	Any notices in connection with this Agreement shall be delivered in registered mail or by fax or delivered in person to the addresses of the parties as stated in the preamble to this Agreement (or any other address, following delivery of a proper written notice) and any notice as said shall be deemed to have reached its recipient on the earlier of the following dates: if transmitted by fax, at the time of its actual delivery (or its offer to the recipient, if the notice is declined); or after three (3) business days as of the date the notice was delivered in registered mail.

11.5.	The parties shall not be entitled to endorse and/or assign and/or transfer to another their rights or obligations in accordance with this Agreement, in whole or in part, without obtaining the prior and written approval of the other in connection therewith.

11.6.	The laws of the State of Israel shall apply in anything relating to and arising out of this Agreement including, and without prejudice to the generality of the aforesaid, its interpretation and/or performance and/or breach and/or effect and/or legality and/or termination etc.

11.7.	The competent courts in the Center District or in the Tel Aviv District shall have sole and exclusive jurisdiction in anything relating to and arising out of this Agreement including, and without prejudice to the generality of the aforesaid, its interpretation and/or performance and/or breach and/or effect and/or legality and/or termination thereof etc.

11.8.	If any one or more of the provisions contained in this Agreement is held unenforceable and/or invalid for any reason (hereinafter: the “Unenforceable Provision”) the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, and the parties shall act for the purpose of performing this Agreement in conformance to its tenor including the replacement of the Unenforceable Provision with an alternative provision whose consequence and operation are substantially similar to the consequences and operations of the Unenforceable Provision.

And in witness hereof the parties are hereby undersigned:

[Signature and Stamp: ViewBix Ltd. Company Reg. No. 513801464]	/s/ Yoram Baumann
ViewBix Ltd.	Yoram Baumann